UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 28, 2006

NATIONAL TECHNICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation or Organization)	0-16438 (Commission File Number)	95-4134955 (I.R.S. Employer Identification No.)
24007 Ventura Blvd., Suite 200 Calabasas, California (Address of Principal Executive Offices)	91302 (Zip Code )

(818) 591-0776

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

The National Technical Systems, Inc. 2006 Equity Incentive Plan, referred to as the 2006 Equity Plan, became effective on June 29, 2006, the effective date of stockholder approval of such plan. The Board of Directors of National Technical Systems, Inc., a Delaware corporation (the “Registrant”), had approved the 2006 Equity Plan on April 25, 2006. The Registrant’s stockholders approved the 2006 Equity Plan at the Annual Meeting of Stockholders held June 29, 2006 (the “Annual Meeting”).

A total of 300,000 new shares of the Registrant’s common stock have initially been reserved for issuance under the 2006 Equity Plan.

Awards under the 2006 Equity Plan may be granted to any of the Registrant’s employees, directors, consultants or those of the Registrant’s affiliates. Awards may consist of stock options (both incentive stock options and non-statutory stock options), stock awards, stock appreciation rights and cash awards. An incentive stock option may be granted under the 2006 Equity Plan only to a person who, at the time of the grant, is an employee of the Registrant or a parent or subsidiary of the Registrant.

The 2006 Equity Plan will be administered by the Registrant’s Compensation Committee, which the Board of Directors appointed to be the “Administrator” of the plan, with full power to authorize the issuance of shares of the Registrant’s common stock and to grant options or rights to purchase shares of the Registrant’s common stock. The Administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The Compensation Committee may delegate the day-to-day administration of the 2006 Equity Plan to one or more individuals.

The 2006 Equity Plan provides that in the event of a merger of the Registrant with or into another corporation or of a “change in control” of the Registrant, including the sale of all or substantially all of the Registrant’s assets, and certain other events, the Board of Directors or the Compensation Committee may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award; accelerate the vesting of options and stock appreciation rights, and terminate any restrictions on stock awards or cash awards; or provide for the cancellation of awards in exchange for a cash payment to the participant; or provide for cancellation of awards upon the change in control.

The 2006 Equity Plan will terminate on June 28, 2016, unless terminated earlier by the Board of Directors or the Compensation Committee. No awards may be made after the termination date; however, unless otherwise expressly provided in an applicable award agreement, any award granted under the plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board of Directors or the Compensation Committee may generally amend or terminate the 2006 Equity Plan as determined to be advisable. The Internal Revenue Code or the rules of the Securities and Exchange Commission may also require the Registrant’s stockholders to approve certain amendments. The Board of Directors or the Compensation Committee may amend the 2006 Equity Plan without stockholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the plan or any award agreement.

A complete copy of the 2006 Equity Plan can be found in the Registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 23, 2006.

Item 1.02.	Termination of a Material Definitive Agreement.

Following stockholder approval of the 2006 Equity Plan at the Annual Meeting, the Board of Directors terminated the National Technical Systems, Inc. 2002 Stock Option Plan.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 28, 2006, Sheldon Fechtor and Marvin Hoffman resigned from the Board of Directors of the Registrant. Messrs. Fechtor and Hoffman resigned from the Board of Directors because effective June 28, 2006, the Registrant will be reducing the number of directors on its Board of Directors from eleven to nine, in accordance with Article III, Section 3.2 of the Registrant’s Bylaws.

At the date of his resignation, Mr. Fechtor was a member of the Registrant’s Audit Committee and Governance and Nominating Committee. Following his resignation, Mr. Hoffman will continue to serve as Chief Information Officer of NTS Technical Systems, a subsidiary of the Registrant, and Chairman of the Board and Chief Executive Officer of XXCAL, Inc., a subsidiary of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

National Technical Systems, Inc.
Date: July 5, 2006	By: /s/ Lloyd Blonder Lloyd Blonder Vice President and Chief Financial Officer